EverBank Financial Corp Announces Third Quarter 2016 Financial Results

JACKSONVILLE, FL, October 28, 2016 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the third quarter ended September 30, 2016.
GAAP net income available to common shareholders was $34.6 million for the third quarter 2016, compared to $19.0 million for the second quarter 2016 and $27.1 million for the third quarter 2015. GAAP diluted earnings per share in the third quarter 2016 were $0.27 compared to $0.15 in the second quarter 2016 and $0.21 in the third quarter 2015. Adjusted net income available to common shareholders was $51.6 million for the third quarter 2016, compared to $40.5 million for the second quarter 2016 and $28.8 million for the third quarter 2015.1 Adjusted diluted earnings per common share were $0.40 in the third quarter 2016 compared to $0.32 in the second quarter 2016 and $0.23 in the third quarter 2015.1
Third Quarter 2016 Key Highlights

•	Total assets of $28.7 billion, an increase of 14% year over year.

•	Portfolio loans held for investment (HFI) of $23.9 billion, an increase of 15% year over year.

•	Total deposits of $19.6 billion, an increase of 12% year over year.

•	Net interest margin (NIM) of 2.81%.

•	GAAP return on average equity (ROE) of 8.0% and adjusted ROE[1] of 11.9% for the quarter.

•	Tangible common equity per common share was $13.53 at September 30, 2016, an increase of 4% year over year.[1]

•	Adjusted non-performing assets to total assets[1] of 0.69% at September 30, 2016. Annualized net charge-offs to average total loans and leases held for investment of 0.10% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 9.7% and bank Tier 1 leverage ratio of 7.9% at September 30, 2016.

•
On August 8, 2016, Teachers Insurance and Annuity Association of America (TIAA) announced an agreement to acquire EverBank for $19.50 per share of common stock in cash pursuant to an agreement and plan of merger, dated August 7, 2016. In addition, holders of EverBank’s Series A Preferred Stock would receive cash in an amount equal to the liquidation preference plus accrued but unpaid dividends. The closing of the proposed merger is subject to the receipt of regulatory approval as well as the approval of EverBank’s stockholders.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Total assets were $28.7 billion at September 30, 2016, an increase of $1.3 billion, or 5%, compared to the prior quarter and an increase of $3.5 billion, or 14%, year over year. Compared to the prior quarter, loans held for sale (HFS) increased $627 million, or 42%, to $2.1 billion and loans HFI increased $714 million, or 3%, to $23.9 billion.
Portfolio Loans HFI
The following table presents total portfolio loans and leases HFI by product type:

($ in millions)	Sep 30, 2016	Jun 30, 2016	Sep 30, 2015	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$6,654	$6,962	$7,365	(4)%	(10)%
Government insured pool buyouts	5,139	4,403	3,947	17%	30%
Total residential mortgages	11,793	11,365	11,312	4%	4%
Home equity lines and other	1,173	1,074	337	9%	248%
Total Consumer Banking	12,966	12,439	11,649	4%	11%

Commercial Banking:
Commercial real estate and other commercial	3,882	3,831	3,660	1%	6%
Mortgage warehouse finance	3,077	3,035	2,163	1%	42%
Lender finance	1,496	1,451	1,118	3%	34%
Commercial and commercial real estate	8,454	8,317	6,941	2%	22%
Equipment financing receivables	2,512	2,462	2,288	2%	10%
Total Commercial Banking	10,967	10,780	9,228	2%	19%

Total Loans HFI	$23,933	$23,219	$20,877	3%	15%

Total consumer banking loans HFI increased $527 million, or 4%, compared to the prior quarter and increased $1.3 billion, or 11%, year over year to $13.0 billion. Total residential mortgages increased $428 million, or 4%, compared to the prior quarter to $11.8 billion driven by growth in government insured pool buyouts. Home equity lines and other increased $99 million, or 9%, compared to the prior quarter to $1.2 billion.
Total commercial banking loans and leases HFI increased $187 million, or 2%, compared to the prior quarter and $1.7 billion, or 19%, year over year to $11.0 billion. Equipment financing receivables increased $50 million, or 2%, compared to the prior quarter to $2.5 billion, lender finance increased $45 million, or 3%, to $1.5 billion, mortgage warehouse finance increased $41 million, or 1%, to $3.1 billion and commercial real estate and other commercial loans increased $51 million, or 1%, to $3.9 billion.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Loan Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Sep 30, 2016	Jun 30, 2016	Sep 30, 2015	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,662	$1,522	$1,073	9%	55%
Prime jumbo loans	870	883	1,219	(1)%	(29)%
	2,532	2,406	2,292	5%	10%
Commercial originations
Commercial and commercial real estate	444	358	649	24%	(32)%
Equipment financing receivables	329	318	345	4%	(5)%
	774	676	994	14%	(22)%
Total originations	$3,306	$3,081	$3,287	7%	1%

Total originations were $3.3 billion for the third quarter of 2016, an increase of 7% compared to the prior quarter and 1% year over year. Consumer originations were $2.5 billion for the third quarter 2016, an increase of 5% compared to the prior quarter and a 10% increase year over year. Commercial originations were $774 million for the third quarter of 2016, an increase of 14% compared to the prior quarter and a decrease of 22% year over year.

Deposits and Other Funding
The following table presents total deposit balances by account type and segment:

($ in millions)	Sep 30, 2016	Jun 30, 2016	Sep 30, 2015	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$2,071	$1,510	$1,390	37%	49%
Interest-bearing demand	3,585	3,696	3,631	(3)%	(1)%
Savings and money market accounts, excluding market-based	6,272	6,478	5,734	(3)%	9%
Global market-based accounts	681	701	732	(3)%	(7)%
Time, excluding market-based	7,034	6,427	6,079	9%	16%
Total deposits	$19,643	$18,812	$17,566	4%	12%

Consumer deposits	$15,268	$14,788	$13,519	3%	13%
Commercial deposits	4,375	4,024	4,047	9%	8%
Total deposits	$19,643	$18,812	$17,566	4%	12%

Total deposits were $19.6 billion at September 30, 2016, an increase of $832 million, or 4%, compared to the prior quarter and an increase of $2.1 billion, or 12%, year over year.
Total other borrowings were $6.5 billion at September 30, 2016, an increase of $465 million, or 8%, compared to the prior quarter and an increase of $1.2 billion, or 22%, year over year.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Capital Strength
Total shareholders' equity was $1.9 billion at September 30, 2016, an increase of 2% compared to the prior quarter and an increase of 4% year over year. As of September 30, 2016, our consolidated common equity Tier 1 capital ratio was 9.7% and the bank’s Tier 1 leverage and total risk-based capital ratios were 7.9% and 12.5%, respectively. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines.
Credit Quality
Adjusted non-performing assets1 were 0.69% of total assets at September 30, 2016, compared to 0.52% for the prior quarter and 0.55% at September 30, 2015. Net charge-offs during the third quarter of 2016 were $6 million, an increase of $1 million compared to both the prior quarter and year over year. On an annualized basis, net charge-offs were 0.10% of total average loans and leases HFI for the quarter, compared to 0.09% for the prior quarter and 0.11% for the third quarter of 2015.
Income Statement Highlights
Revenue
Revenue for the third quarter of 2016 was $233 million, an increase of $36 million, or 18%, compared to $197 million in the second quarter of 2016. Excluding the change in valuation allowance on our mortgage servicing rights (MSR) and other one-time items, revenue would have been $256 million in the third quarter of 2016, an increase of 10% compared to the prior quarter.
Net Interest Income
Net interest income was $190 million for the third quarter of 2016, an increase of $12 million, or 7%, compared to the prior quarter. Average interest-earning assets increased $1.3 billion, or 5%, compared to the prior quarter driven primarily by a $1.0 billion, or 4%, increase in average loans and leases HFI. Total average interest-bearing liabilities increased $968 million, or 4%, compared to the prior quarter driven by a $743 million, or 13%, increase in average borrowings.
Net interest margin increased to 2.81% for the third quarter of 2016 from 2.80% in the second quarter of 2016, driven by stable interest-earning asset yields at 3.81% and a 0.04% decrease in the average cost of total interest-bearing liabilities to 1.11%.
Noninterest Income
Noninterest income for the third quarter of 2016 was $43 million, an increase of $24 million, or 126%, compared to the prior quarter, driven by increased gain on sale of loans and higher net loan servicing income. Net loan servicing income increased $12 million compared to the prior quarter to a loss of $19 million, driven primarily by the change in valuation allowance on our MSR, which included impairment of $23 million in the third quarter 2016 compared to impairment of $37 million in the prior quarter. Excluding the impact of the valuation allowance, net loan servicing income for the third quarter would have been $4 million, a decrease of $2 million, or 29%, compared to the prior quarter.
Gain on sale of loans was $43 million, an increase of $11 million, or 35%, compared to the prior quarter, driven primarily by higher agency funding activity.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Noninterest Expense
Noninterest expense for the third quarter of 2016 was $162 million, an increase of $6 million, or 4%, compared to the prior quarter. Salaries, commissions and employee benefits were $94 million, a decrease of $1 million, or 1%, compared to the prior quarter. General and administrative expense was $46 million, an increase of $8 million, or 21%, compared to the prior quarter, driven by higher legal and professional fees.
EverBank's efficiency ratio in the third quarter of 2016 was 69%, compared to 79% in the prior quarter. Excluding the impact of our MSR valuation allowance recovery or impairment, transaction and other non-recurring expenses, EverBank's adjusted efficiency ratio1 was 61% for the third quarter compared to 67% in prior quarter.
Dividends
On October 19, 2016, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on November 22, 2016, to stockholders of record as of November 10, 2016. Also on October 19, 2016, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on January 5, 2017, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of December 21, 2016.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $28.7 billion in assets and $19.6 billion in deposits as of September 30, 2016. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Contact
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: the deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; the possibility that the proposed merger with TIAA does not close when expected or at all because required regulatory or other approvals and conditions to closing, including stockholder approval of the merger agreement are not received on a timely basis or at all; the effect of the announcement of the pendency of the merger on our business relationships, operating results and business generally; risks that the proposed merger disrupts our current plans and operations and potential difficulties in our employee retention as a result of the merger; the outcome of any legal proceedings that may be instituted against us related to the merger agreement; risks related to liquidity; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing and foreclosure; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review; concentration of mass-affluent clients and jumbo mortgages; hedging strategies; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; changes in currency exchange rates or other political or economic changes in certain foreign countries; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, mortgage warehouse finance customers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; environmental liabilities with respect to properties that we take title to upon foreclosure; fluctuations in our stock price; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

1 A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	September 30, 2016	December 31, 2015
Assets
Cash and due from banks	$54,380	$55,300
Interest-bearing deposits in banks	534,284	527,151
Total cash and cash equivalents	588,664	582,451
Investment securities:
Available for sale, at fair value	486,902	555,019
Held to maturity (fair value of $105,862 and $105,448 as of September 30, 2016 and December 31, 2015, respectively)	100,928	103,746
Other investments	294,710	265,431
Total investment securities	882,540	924,196
Loans held for sale (includes $1,815,113 and $1,307,741 carried at fair value as of September 30, 2016 and December 31, 2015, respectively)	2,112,855	1,509,268
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	23,932,724	22,227,492
Allowance for loan and lease losses	(90,170)	(78,137)
Total loans and leases held for investment, net	23,842,554	22,149,355
Mortgage servicing rights (MSR), net	249,106	335,280
Premises and equipment, net	46,525	51,599
Other assets	980,801	1,048,877
Total Assets	$28,703,045	$26,601,026
Liabilities
Deposits:
Noninterest-bearing	$2,071,154	$1,141,357
Interest-bearing	17,572,194	17,100,685
Total deposits	19,643,348	18,242,042
Other borrowings	6,487,000	5,877,000
Trust preferred securities and subordinated notes payable	360,179	276,170
Accounts payable and accrued liabilities	316,962	337,493
Total Liabilities	26,807,489	24,732,705
Commitments and Contingencies
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized; 6,000 issued and outstanding at September 30, 2016 and December 31, 2015)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized; 125,437,973 and 125,020,843 issued and outstanding at September 30, 2016 and December 31, 2015, respectively)	1,254	1,250
Additional paid-in capital	882,386	874,806
Retained earnings	962,749	906,278
Accumulated other comprehensive income (loss) (AOCI)	(100,833)	(64,013)
Total Shareholders’ Equity	1,895,556	1,868,321
Total Liabilities and Shareholders’ Equity	$28,703,045	$26,601,026

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest Income
Interest and fees on loans and leases	$249,601	$215,881	$716,828	$621,077
Interest and dividends on investment securities	6,719	7,520	21,088	22,989
Other interest income	568	226	1,349	545
Total Interest Income	256,888	223,627	739,265	644,611
Interest Expense
Deposits	39,272	31,921	117,440	91,904
Other borrowings	27,981	22,866	80,969	59,404
Total Interest Expense	67,253	54,787	198,409	151,308
Net Interest Income	189,635	168,840	540,856	493,303
Provision for Loan and Lease Losses	12,070	11,131	27,001	28,063
Net Interest Income after Provision for Loan and Lease Losses	177,565	157,709	513,855	465,240
Noninterest Income
Loan servicing fee income	23,637	27,157	69,892	90,858
Amortization of mortgage servicing rights	(19,176)	(16,760)	(50,457)	(56,065)
Recovery (impairment) of mortgage servicing rights	(23,170)	(4,450)	(82,584)	(32,075)
Net loan servicing income (loss)	(18,709)	5,947	(63,149)	2,718
Gain on sale of loans	43,101	18,037	103,825	101,248
Loan production revenue	7,231	5,861	19,220	17,443
Deposit fee income	2,059	3,844	7,114	10,946
Other lease income	3,919	3,714	11,602	9,876
Other	5,733	3,792	13,643	15,299
Total Noninterest Income	43,334	41,195	92,255	157,530
Noninterest Expense
Salaries, commissions and other employee benefits expense	94,052	89,369	280,614	277,124
Equipment expense	15,833	15,576	47,802	46,879
Occupancy expense	6,298	6,679	19,828	19,691
General and administrative expense	45,582	39,882	118,791	141,822
Total Noninterest Expense	161,765	151,506	467,035	485,516
Income before Provision for Income Taxes	59,134	47,398	139,075	137,254
Provision for Income Taxes	22,003	17,815	52,465	51,874
Net Income	$37,131	$29,583	$86,610	$85,380
Less: Net Income Allocated to Preferred Stock	(2,532)	(2,532)	(7,594)	(7,594)
Net Income Allocated to Common Shareholders	$34,599	$27,051	$79,016	$77,786
Basic Earnings Per Common Share	$0.28	$0.22	$0.63	$0.63
Diluted Earnings Per Common Share	$0.27	$0.21	$0.62	$0.61
Dividends Declared Per Common Share	$0.06	$0.06	$0.18	$0.14

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Efficiency Ratio, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Common Equity Per Common Share, Tangible Assets and Adjusted Non-Performing Asset Ratio are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Net income	$37,131	$21,555	$27,924	$45,146	$29,583
Gain on repurchase of trust preferred securities, net of tax	—	(916)	—	—	—
Transaction expense and non-recurring regulatory related expense, net of tax	4,220	187	(43)	(1,849)	(784)
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	—	(201)	(14)	—	(51)
MSR impairment (recovery), net of tax	14,365	22,861	13,976	(55)	2,758
Restructuring cost, net of tax	(1,589)	(442)	438	2,219	(222)
Adjusted net income	$54,127	$43,044	$42,281	$45,461	$31,284
Adjusted net income allocated to preferred stock	2,532	2,531	2,531	2,531	2,532
Adjusted net income allocated to common shareholders	$51,595	$40,513	$39,750	$42,930	$28,752
Adjusted net earnings per common share, basic	$0.41	$0.32	$0.32	$0.34	$0.23
Adjusted net earnings per common share, diluted	$0.40	$0.32	$0.32	$0.34	$0.23
Weighted average common shares outstanding:
(units in thousands)
Basic	125,382	125,294	125,125	124,983	124,823
Diluted	127,453	126,612	126,045	126,980	127,099

Adjusted Efficiency Ratio
	Three Months Ended
(dollars in thousands)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Net interest income	$189,635	$177,440	$173,781	$175,040	$168,840
Noninterest income	43,334	19,168	29,753	57,850	41,195
Total revenue	232,969	196,608	203,534	232,890	210,035
Adjustment items (pre-tax):
Gain on repurchase of trust preferred securities	—	(1,478)	—	—	—
MSR impairment (recovery)	23,170	36,872	22,542	(89)	4,450
Restructuring cost	—	(129)	—	160	—
Adjusted total revenue	$256,139	$231,873	$226,076	$232,961	$214,485

Noninterest expense	$161,765	$155,840	$149,430	$152,861	$151,506
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	(6,806)	(302)	69	2,981	1,264
Restructuring cost	2,563	584	(706)	(3,419)	360
Adjusted noninterest expense	$157,522	$156,122	$148,793	$152,423	$153,130

GAAP efficiency ratio	69%	79%	73%	66%	72%
Adjusted efficiency ratio	61%	67%	66%	65%	71%

EverBank Financial Corp and Subsidiaries

Regulatory Capital (bank level)
(dollars in thousands)			Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Shareholders’ equity			$2,161,524	$2,124,090	$2,123,612	$2,050,456	$2,002,848
Less:	Goodwill and other intangibles		(47,227)	(47,318)	(47,401)	(47,143)	(47,198)
	Disallowed servicing asset		—	—	(8,618)	(17,719)	(26,699)
Add:	Accumulated losses on securities and cash flow hedges		100,140	107,834	95,611	62,887	71,202
Tier 1 capital		(A)	2,214,437	2,184,606	2,163,204	2,048,481	2,000,153
Add:	Allowance for loan and lease losses		90,948	84,994	84,134	78,789	72,653
Total regulatory capital		(B)	$2,305,385	$2,269,600	$2,247,338	$2,127,270	$2,072,806

Adjusted total assets		(C)	$28,189,485	$26,946,525	$26,232,737	$25,281,658	$24,428,171
Risk-weighted assets		(D)	18,435,220	17,998,277	17,362,622	17,133,084	16,336,138

Tier 1 leverage ratio		(A)/(C)	7.9%	8.1%	8.2%	8.1%	8.2%
Tier 1 risk-based capital ratio		(A)/(D)	12.0%	12.1%	12.5%	12.0%	12.2%
Total risk-based capital ratio		(B)/(D)	12.5%	12.6%	12.9%	12.4%	12.7%

Regulatory Capital (EFC consolidated)
(dollars in thousands)			Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Shareholders’ equity			$1,895,556	$1,857,359	$1,855,903	$1,868,321	$1,822,869
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,227)	(47,318)	(47,401)	(47,143)	(47,198)
	Disallowed servicing asset		(3,060)	(16,132)	(33,609)	(30,959)	(39,838)
Add:	Accumulated losses on securities and cash flow hedges		100,833	108,733	96,789	64,013	72,716
Common tier 1 capital		(E)	1,796,102	1,752,642	1,721,682	1,704,232	1,658,549
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		98,750	98,750	103,750	103,750	103,750
Tier 1 capital		(F)	2,044,852	2,001,392	1,975,432	1,957,982	1,912,299
Add:	Subordinated notes payable		261,428	261,329	261,417	172,420	172,353
Add:	Allowance for loan and lease losses		90,948	84,994	84,134	78,789	72,653
Total regulatory capital		(G)	$2,397,228	$2,347,715	$2,320,983	$2,209,191	$2,157,305

Adjusted total assets		(H)	$28,192,055	$26,917,493	$26,220,573	$25,286,802	$24,429,012
Risk-weighted assets		(I)	18,448,080	17,990,693	17,349,099	17,131,756	16,327,166

Common equity tier 1 ratio		(E)/(I)	9.7%	9.7%	9.9%	9.9%	10.2%
Tier 1 leverage ratio		(F)/(H)	7.3%	7.4%	7.5%	7.7%	7.8%
Tier 1 risk-based capital ratio		(F)/(I)	11.1%	11.1%	11.4%	11.4%	11.7%
Total risk-based capital ratio		(G)/(I)	13.0%	13.0%	13.4%	12.9%	13.2%

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Tangible Common Equity Per Common Share and Tangible Assets
(dollars in thousands except share and per share amounts)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Shareholders’ equity	$1,895,556	$1,857,359	$1,855,903	$1,868,321	$1,822,869
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	1,176	1,355	1,535	1,772	2,124
Tangible equity	1,847,521	1,809,145	1,807,509	1,819,690	1,773,886
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,697,521	$1,659,145	$1,657,509	$1,669,690	$1,623,886

Common shares outstanding at period end	125,437,973	125,324,413	125,247,099	125,020,843	124,954,523
Book value per common share	$13.92	$13.62	$13.62	$13.74	$13.39
Tangible common equity per common share	13.53	13.24	13.23	13.36	13.00

Total assets	$28,703,045	$27,354,310	$26,641,399	$26,601,026	$25,214,743
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	1,176	1,355	1,535	1,772	2,124
Tangible assets	$28,655,010	$27,306,096	$26,593,005	$26,552,395	$25,165,760

Non-Performing Assets(1)
(dollars in thousands)	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$33,607	$27,580	$28,644	$32,218	$27,322
Home equity lines and other	6,741	6,678	6,151	3,339	4,191
Commercial Banking:
Commercial and commercial real estate	106,790	65,962	66,945	71,913	78,801
Equipment financing receivables	37,677	28,833	26,676	17,407	13,661
Total non-accrual loans and leases	184,815	129,053	128,416	124,877	123,975
Accruing loans 90 days or more past due	—	—	—	—	—
Total non-performing loans (NPL)	184,815	129,053	128,416	124,877	123,975
Other real estate owned (OREO)	11,866	13,477	14,072	17,253	15,491
Total non-performing assets (NPA)	196,681	142,530	142,488	142,130	139,466
Troubled debt restructurings (TDR) less than 90 days past due	14,865	14,760	15,814	16,425	16,558
Total NPA and TDR(1)	$211,546	$157,290	$158,302	$158,555	$156,024

Total NPA and TDR	$211,546	$157,290	$158,302	$158,555	$156,024
Government insured 90 days or more past due still accruing	3,706,213	3,211,913	3,255,744	3,199,978	2,814,506
Loans accounted for under ASC 310-30:
90 days or more past due	3,823	4,130	4,858	5,148	4,871
Total regulatory NPA and TDR	$3,921,582	$3,373,333	$3,418,904	$3,363,681	$2,975,401
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.71%	0.52%	0.54%	0.53%	0.56%
NPA to total assets	0.69%	0.52%	0.53%	0.53%	0.55%
NPA and TDR to total assets	0.74%	0.58%	0.59%	0.60%	0.62%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	15.01%	13.59%	14.23%	14.08%	13.21%
NPA to total assets	13.61%	12.28%	12.77%	12.58%	11.73%
NPA and TDR to total assets	13.66%	12.33%	12.83%	12.64%	11.80%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries

Business Segments Selected Financial Information
(dollars in thousands)	Consumer Banking	Commercial Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended September 30, 2016
Net interest income	$108,948	$85,879	$(5,192)	$—	$189,635
Provision for loan and lease losses	3,088	8,982	—	—	12,070
Net interest income after provision for loan and lease losses	105,860	76,897	(5,192)	—	177,565
Noninterest income	34,171	9,019	144	—	43,334
Noninterest expense	93,510	31,317	36,938	—	161,765
Income (loss) before income tax	46,521	54,599	(41,986)	—	59,134
Adjustment items (pre-tax):
Gain on repurchase of trust preferred securities	—	—	—	—	—
Transaction expense and non-recurring regulatory related expense	216	—	6,591	—	6,807
Increase (decrease) in Bank of Florida non-accretable discount	—	—	—	—	—
MSR impairment (recovery)	23,170	—	—	—	23,170
Restructuring cost	(2,246)	(366)	49	—	(2,563)
Adjusted income (loss) before income tax	$67,661	$54,233	$(35,346)	$—	$86,548
Total assets as of September 30, 2016	$17,622,499	$11,226,918	$253,058	$(399,430)	$28,703,045
Total deposits as of September 30, 2016	15,268,033	4,375,315	—	—	19,643,348

Three Months Ended June 30, 2016
Net interest income	$99,370	$83,141	$(5,071)	$—	$177,440
Provision for loan and lease losses	1,068	4,944	—	—	6,012
Net interest income after provision for loan and lease losses	98,302	78,197	(5,071)	—	171,428
Noninterest income	5,225	12,389	1,554	—	19,168
Noninterest expense	93,485	33,790	28,565	—	155,840
Income (loss) before income tax	10,042	56,796	(32,082)	—	34,756
Adjustment items (pre-tax):
Gain on repurchase of trust preferred securities	—	—	(1,478)	—	(1,478)
Transaction expense and non-recurring regulatory related expense	148	—	154	—	302
Increase (decrease) in Bank of Florida non-accretable discount	—	(324)	—	—	(324)
MSR impairment (recovery)	36,872	—	—	—	36,872
Restructuring cost	(1,538)	759	66	—	(713)
Adjusted income (loss) before income tax	$45,524	$57,231	$(33,340)	$—	$69,415
Total assets as of June 30, 2016	$16,514,624	$11,037,749	$259,250	$(457,313)	$27,354,310
Total deposits as of June 30, 2016	14,787,822	4,023,940	—	—	18,811,762

Three Months Ended September 30, 2015
Net interest income	$92,157	$80,790	$(4,107)	$—	$168,840
Provision for loan and lease losses	3,091	8,040	—	—	11,131
Net interest income after provision for loan and lease losses	89,066	72,750	(4,107)	—	157,709
Noninterest income	32,847	8,204	144	—	41,195
Noninterest expense	94,014	30,386	27,106	—	151,506
Income (loss) before income tax	27,899	50,568	(31,069)	—	47,398
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	(921)	—	(343)	—	(1,264)
Increase (decrease) in Bank of Florida non-accretable discount	(44)	(39)	—	—	(83)
MSR impairment (recovery)	4,450	—	—	—	4,450
Restructuring cost	(360)	—	—	—	(360)
Adjusted income (loss) before income tax	$31,024	$50,529	$(31,412)	$—	$50,141
Total assets as of September 30, 2015	$15,649,933	$9,678,171	$274,938	$(388,299)	$25,214,743
Total deposits as of September 30, 2015	13,518,818	4,047,271	—	—	17,566,089